Exhibit 6.9

ASSIGNMENT AND AGREEMENT

This ASSIGNMENT AND AGREEMENT (this “Agreement”) is made as of September 17, 2020 by and among Tarpon Bay Partners LLC, as collateral agent (“Collateral Agent”), and the parties identified on Schedule A hereto (“Secured Creditors”), and Pacific Asset Acquisitions, Inc., a Nevada corporation (“PAA”).

WHEREAS, Secured Creditors entered into that certain subscription agreements with Harrison Vickers and Waterman Inc., a Nevada corporation (“Parent”), pursuant to which, among other things, Parent issued to Secured Creditors secured convertible notes a portion of which are identified on Schedule A (the notes on Schedule are referred to as the “Foreclosing Notes”);

WHEREAS, Attitude Beer Holding Co., a Delaware Corporation (“ABH”) (Parent and ABH collectively the “Debtors”) is a wholly owned subsidiary of Parent and guaranteed the Notes;

WHEREAS, in connection with the Foreclosing Notes, Secured Creditors and Collateral Agent entered into that certain Security Agreements dated as of December 24, 2014 (the “Security Agreement”), pursuant to which Secured Creditors obtained a validly perfected, fully enforceable security interest in the collateral referenced therein;

WHEREAS, Parent defaulted upon the Foreclosing Notes and Secured Creditors, Debtors, Collateral Agent and PAA intend to enter into an Agreement to Accept Collateral in Satisfaction of Obligations (the “Satisfaction Agreement”), pursuant to which ABH will transfer to PAA the assets identified on Schedule B (the “Foreclosed Collateral”) in full satisfaction of Parent’s obligations under the Foreclosing Notes, notwithstanding that the amount of principal, interest and other amounts due under the Foreclosing Notes greatly exceeds the value of the Foreclosed Collateral; and

WHEREAS, in connection with the Satisfaction Agreement, Secured Creditors wish to assign their respective interests in the Foreclosing Notes and the Foreclosed Collateral to PAA, as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment to PAA. Secured Creditors hereby contribute, convey, transfer and assign to PAA, and PAA hereby accepts, all of Secured Creditors' rights under the Foreclosing Notes, the Security Agreement and the Foreclosed Collateral in exchange for equity interests in PAA.

2. Perfection; Collateral Agent. Secured Creditors hereby direct Collateral Agent, and Collateral Agent agrees, to make all filings and take all actions necessary or advisable to record and perfect the assignment described in Section 1 and to otherwise give effect to this Agreement. Collateral Agent (a) consents to the assignment described in Section 1 and (b) assigns to PAA all of the Collateral Agent's rights under the Security Agreement. Collateral Agent hereby acknowledges and agrees to the provisions of this Section 2 by signing below.

3. Initial Securities Interests in PAA. In connection with the assignment described in Section 1, Secured Creditors shall be entitled to the following common stock of PAA:

Secured Creditors	Shares of PAA Common Stock
Alpha Capital Anstalt	64,330
Tarpon Bay Partners LLC	32,399
EMA Financial, LLC	3,271
Total	100,000

4. Effect of Termination of Satisfaction Agreement. If the Satisfaction Agreement is terminated pursuant to its terms, then this Agreement shall be terminated and be deemed to have no force or effect, in which case, without limiting the foregoing, (i) Secured Creditors shall retain their interests in the Foreclosing Notes, the Security Agreement and the Foreclosed Collateral, (ii) the assignment described herein shall be deemed never to have occurred, (iii) Secured Creditors shall not be entitled to any common stock of PAA as a result of the terms of this Agreement, and (iv) the common stock will be cancelled.

5. Representations and Warranties of Secured Creditors. Each Secured Creditor hereby represents and warrants to each of the other Secured Creditors and to PAA as follows:

5.1 Private Placement.

(a) Secured Creditor understands that the issuance of common stock of PAA (the “Securities”) is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”) and (ii) there is no existing public or other market for the Securities and there can be no assurance that Secured Creditor will ever be able to sell or dispose of such Securities.

(b) The Securities to be acquired by Secured Creditor pursuant to this Agreement is being acquired for Secured Creditor's own account. Secured Creditor is an “accredited investor,” as such term is defined in Regulation D under the 1933 Act. Secured Creditor is not a broker-dealer subject to Regulation T of the Federal Reserve Board.

(c) Secured Creditor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities.

(d) Secured Creditor has been given the opportunity to ask questions of, and receive answers from, the other Secured Creditors and PAA concerning the terms and conditions of the Securities and other related matters. Secured Creditor further represents and warrants to PAA that PAA has made available to Secured Creditor or its agents all documents and information relating to the Securities. In evaluating its investment in the Securities, Secured Creditor has not relied upon any representations or other information (whether oral or written) made by or on behalf of PAA.

5.2 Authority; No Other Action. The execution, delivery and performance of this Agreement are within the powers of Secured Creditor (corporate or otherwise) and have been duly authorized on its part by all requisite action (corporate or otherwise). No action by or in respect of, or filing with, any governmental authority is required for the execution, delivery and performance of this Agreement by Secured Creditor. This Agreement has been duly executed and delivered by Secured Creditor and constitutes a legal, valid and binding agreement of Secured Creditor, enforceable against Secured Creditor in accordance with its terms.

6. Indemnification. Each Secured Creditor shall indemnify and hold harmless each of the other Secured Creditors and PAA, and each of their respective affiliates, in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including amounts paid in settlement, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by each of the other Secured Creditors, PAA or any of their respective affiliates resulting from, relating to, constituting or arising out of a breach of the representations and warranties made by such Secured Creditor in this Agreement.

7. Miscellaneous.

7.1 Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the Parties. A change in control of a party or a transfer of all or substantially all a party's assets shall constitute an assignment for such purposes. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.2 This Agreement is governed by and is to be construed and enforced as though made and to be fully performed in the State of New York, without regard to conflicts of law rules. Any and all disputes are to be resolved in the courts of the state of New York located in New York County.

7.3 This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

7.4 No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any agreement on the part of any party to any waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

7.5 This Agreement shall not be construed so as to confer any right or benefit upon any person or entity other than the parties to this Agreement and their respective permitted successors and assigns.

7.6 In case one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect under any law in any jurisdiction, the invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, which will be construed as if contained in this Agreement, and each illegal, invalid or unenforceable provision will be construed as broadly as may be possible so that the original intent of the parties is given effect to the greatest extent possible.

7.7 This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names and by their duly authorized officers, as of the date first written above.

SECURED CREDITORS

Alpha Capital Anstalt		Tarpon Bay Partners LLC

By:	/s/ Konrad Ackermann	By:	/s/ Steve Hicks
Name:	Konrad Ackermann	Name:	Steve Hicks
Title:	Director	Title:	Manager

EMA Financial, LLC

By:	/s/ Felicia Preston
	Name:	Felicia Preston
	Title:	Manager

PAA

Pacific Asset Acquisitions, Inc.

By:	/s/ Steve Hicks
	Name:	Steve Hicks
	Title:	CEO

COLLATERAL AGENT

Tarpon Bay Partners LLC

/s/ Steve Hicks
By: Steve Hicks
Its: Manager

Agreed and Acknowledged

DEBTORS

Harrison Vickers and Waterman Inc.		Attitude Beer Holding Co.

By:	/s/ Christopher Harrison	By:	/s/ Christopher Harrison
Name:	Christopher Harrison	Name:	Christopher Harrison
Title:	CEO	Title:	CEO

Schedule A

	Foreclosing Notes
Secured Creditor	Date	Original Principl Amount	Principal and Interest being cancelled
Alpha Capital Anstalt (“Alpha”)	4/21/2015	$1,619,375.00	$2,750,069.00
Alpha	1/26/2016	$343,745.00	$539,429.00
Alpha	2/29/2016	$200,000.00	$310,766.00
Alpha	4/1/2016	$300,000.00	$259,536.00
Tarpon Bay Partners LLC (“Tarpon”)	4/21/2015	$554,972.00	$942,163.00
Tarpon	4/1/2016	$212,500.00	$327,062.00
Tarpon	5/9/2016	$100,000.00	$152,164.00
Tarpon	5/20/2016	$100,000.00	$151,658.00
Tarpon	7/7/2016	$100,000.00	$149,587.00
Tarpon	11/9/2015	$110,000.00	$151,168.00
Tarpon	10/14/2015	$78,000.00	$70,198.00
EMA Financial LLC	5/6/2016	$200,000.00	$196,200.00
Total			$6,000,000.00

Schedule B

1.	51% Membership Interest in West Hartford WOB LLC; and
2.	51% Membership Interest in Cambridge Craft LLC.